FOR IMMEDIATE RELEASE NEWS

October 29, 2008 OTCBB: LFVN

Contact: Jan Strode (619) 890-4040

Jean Golden

(612) 385-2324

LifeVantage Announces Launch of Protandim® into Multi-Billion Dollar Network
Marketing Sales Channel.

SAN DIEGO, CA, October 29, 2008 – Protandim® (www.Protandim.com), the only product clinically proven to slow the progressive rate of aging, announced today that it is entering the multi-billion dollar network marketing industry via independent distributorships offered by the product’s maker, LifeVantage Corporation (OTCBB: LFVN). The company will continue to have a retail presence, in addition to the independent distributorships.

David Brown, LifeVantage President and CEO said, “Network marketing is by far the fastest growing sales channel for dietary supplements. We know that the Protandim® story is one that resonates with customers and makes them want to share the product’s tremendous benefits with others. In the past, we have had many requests for independent distributorship opportunities with the Company. Until now that option was not available.”

Brown continued, “This latest step in our commitment to introduce Protandim® into multiple sales channels is marked by the success we have had in recruiting successful network marketing professionals and distributors who have previously been instrumental in the success of some of the largest network marketing companies in the industry.”

Tom Aarts, Managing Director of Nutrition Business Advisors, and Co-Founder of The Nutrition Business Journal endorses the Company’s decision to pursue the network marketing channel. “Over $100 billion dollars a year are spent fighting aging. In the U.S. alone, the network marketing industry accounts for $7.9 billion in sales. I believe Protandim will do exceptionally well with the network marketing business model, because this model allows the distributors the opportunity to fully explain the product’s benefits and uses, a key advantage of this distribution model,” he said.

In commenting further on the Company’s move, Brown added, “In addition to offering a product that is unparalleled in any sales channel, we have worked with InfoTrax Systems, a leading developer of commission tracking software, to develop a commission plan that we believe will be one of the best in the industry. We are combining the enthusiasm that our product inspires, with the opportunity to build a successful home-based business in the trillion dollar health care industry. With the benefits and science of Protandim®, we have the opportunity to be the next great success story in an industry known for producing such fast-growing companies as Mona Vie, Xango and others.”

About Protandim®
Protandim® is a groundbreaking, clinically proven solution for healthy aging. This patented anti-oxidant therapy is 1000’s of times more powerful than red wine, oranges, blueberries, acai juice or other popular anti-oxidant supplements. Protandim works by increasing the body’s natural anti-oxidant protection at the cellular level, triggering cells to produce naturally occurring protective antioxidant enzymes such as super oxide dismutase (SOD), catalase, and glutathione.

A peer-reviewed scientific study shows that after 30 days of taking Protandim, free radicals decreased an average of 40 percent, slowing the progressive aging factors to the level of a 20 year old. Protandim is currently the subject of over 20 scientific studies at leading universities and research institutes. For more information, please visit the Protandim® product web site at www.Protandim.com or contact Jan Strode at (619) 890-4040.

About LifeVantage Corporation
LifeVantage Corporation is a publicly traded (OTCBB: LFVN), science based, natural products company, dedicated to helping people reach their health and wellness goals through science-based solutions to oxidative stress. Founded in 2003 and based in San Diego, CA, LifeVantage develops nutraceutical products, including Protandim that leverage the company’s expertise and that are intended to deliver significant health benefits to consumers. For more information, visit www.LifeVantage.com or contact Jan Strode at (619) 890-4040.

This document contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company uses the words “anticipate,” “believe,” “could,” “should,” “estimate,” “expect,” “intend,” “may,” “predict,” “project,” “plan,” “target” and similar terms and phrases, including references to assumptions, to identify forward-looking statements. These forward-looking statements are based on the Company’s current expectations and beliefs concerning future events affecting the Company and involve known and unknown risks and uncertainties that may cause the Company’s actual results or outcomes to be materially different from those anticipated and discussed herein. These risks and uncertainties include, among others, the risk that government regulators and regulations could adversely affect our business; future laws or regulations may hinder or prohibit the production or sale of our existing product and any future products; unfavorable publicity could materially hurt our business; and the Company’s ability to protect our intellectual property rights and the value of our product. These and other risk factors are discussed in greater detail in the Company’s Annual Report on Form 10-KSB under the caption “Risk Factors”, and in other documents filed by the Company from time to time with the Securities and Exchange Commission. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this document. All forward-looking statements are based on information currently available to the Company on the date hereof, and the Company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this document, except as required by law.

These statements have not been evaluated by the Food and Drug Administration. This product is not intended to diagnose, treat, cure or prevent any disease.

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